                      AGREEMENT AND PLAN OF REORGANIZATION


                                     AMONG


                       AMERICAN TECHNICAL RESOURCES, INC.


                                 CHARLES F. PHILLIPS,
                                 RALPH L. LARY, III,
                                 GARY L. KILGORE,
                                 WILLIAM C. HOLMAN,
                                 GEORGE G. LYTLE,


                              NORRELL CORPORATION


                                      AND


                              N. ACQUISITION CORP.


                                 AUGUST 5, 1996

                               TABLE OF CONTENTS


                               1.  DEFINITIONS

1.1 THE DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                               2.  THE MERGER

2.1  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.2  EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

                          3. THE SURVIVING CORPORATION

3.1  CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . . . . . .  2

3.2  BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

3.3  BOARD OF DIRECTORS AND OFFICERS  . . . . . . . . . . . . . . . . . .  2

                           4.  EXCHANGE OF SHARES

4.2  EXCHANGE OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . . .  2

4.2  EXCHANGE OF STOCK CERTIFICATES . . . . . . . . . . . . . . . . . . .  3

4.3  THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.4  DELIVERIES AT THE CLOSING  . . . . . . . . . . . . . . . . . . . . .  3

4.5  OTHER AGREEMENTS ENTERED AT CLOSING  . . . . . . . . . . . . . . . .  4

           5.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

5.1   ORGANIZATION, ETC. OF ATR . . . . . . . . . . . . . . . . . . . . .  4

5.2   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

5.3   AUTHORIZATION OF TRANSACTION  . . . . . . . . . . . . . . . . . . .  5

5.4   NONCONTRAVENTION  . . . . . . . . . . . . . . . . . . . . . . . . .  5

5.5   NO SUBSIDIARIES; MINUTE BOOKS, ETC  . . . . . . . . . . . . . . . .  5

5.6   BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

5.7   TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  6

5.8   FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . .  6

5.9   EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END  . . . . . . .  6

5.10  UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . .  9

5.11  LEGAL COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . .  9

5.12  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

5.13  REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

5.14  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . 12

5.15  TANGIBLE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . 14

5.16  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

5.17  NOTES AND ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . 16

5.18  POWERS OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . 16

5.19  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16




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

5.20  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

5.21  PRODUCT AND SERVICE WARRANTY  . . . . . . . . . . . . . . . . . . . 17

5.22  PRODUCT LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . 17

5.23  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

5.24  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . 18

5.25  GUARANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

5.26  ENVIRONMENT, HEALTH, AND SAFETY . . . . . . . . . . . . . . . . . . 20

5.27  CERTAIN BUSINESS RELATIONSHIPS WITH ATR . . . . . . . . . . . . . . 21

5.28  ADEQUACY OF ATR'S ASSETS  . . . . . . . . . . . . . . . . . . . . . 21

5.29  DISTRIBUTIONS TO SHAREHOLDERS . . . . . . . . . . . . . . . . . . . 21

5.30  DISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

            6.  REPRESENTATIONS AND WARRANTIES OF NORRELL AND NAC

6.1  ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

6.2  AUTHORIZATION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . 22

6.3  NONCONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . . . . . 22

6.4  BROKERS' FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

6.5  NORRELL COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . 22

6.6  PUBLIC INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 22

6.7  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . 23

6.8  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                    7.  CONDITIONS TO OBLIGATION TO CLOSE

7.1  CONDITIONS TO OBLIGATION OF NORRELL AND NAC  . . . . . . . . . . . . 23

7.2  CONDITIONS TO OBLIGATION OF ATR AND THE SHAREHOLDERS . . . . . . . . 25

                           8.  POSTCLOSING COVENANTS

8.1  ADDITIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . 26

8.2  LITIGATION SUPPORT . . . . . . . . . . . . . . . . . . . . . . . . . 26

8.3  TRANSITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

8.4  CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . 26

8.5  COVENANT NOT TO COMPETE  . . . . . . . . . . . . . . . . . . . . . . 27

8.6  NO DISPOSITION OF SHARES . . . . . . . . . . . . . . . . . . . . . . 27

8.7  BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

           9.  REMEDIES FOR BREACHES OF THIS AGREEMENT [TO REVISE]

9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . 28

9.2  INDEMNIFICATION PROVISIONS FOR BENEFIT OF NORRELL  . . . . . . . . . 28

9.3  INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDERS . . . . . . . 29

9.4  THIRD PARTY CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . 29

9.5  NATURE OF INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . 30

                               10.  MISCELLANEOUS

10.1   NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . 31

10.2   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 31

10.3   SUCCESSION AND ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . 31

10.4   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

10.5   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

10.6   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

10.7   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . 33

10.8   AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . 33

10.9   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

10.10  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

10.11  CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

10.12  INCORPORATION OF EXHIBITS AND SCHEDULES  . . . . . . . . . . . . . 34

10.13  SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . 34

10.14  REMEDIES NOT EXCLUSIVE . . . . . . . . . . . . . . . . . . . . . . 34

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A--AGREEMENT AND PLAN OF MERGER
EXHIBIT B--FORM OF EMPLOYMENT AGREEMENT
EXHIBIT C--FORM OF PLEDGE AND ESCROW AGREEMENT
EXHIBIT D--FINANCIAL STATEMENTS REQUIRED BY SECTION 5.8
EXHIBIT E--ATR'S COUNSEL OPINION
EXHIBIT F--REGISTRATION RIGHTS AGREEMENT
EXHIBIT G--NORRELL'S COUNSEL OPINION

SCHEDULE 4.1-- NUMBER OF SHARES OF NORRELL COMMON STOCK IN EXCHANGE ATR DISCLOSURE SCHEDULE
NORRELL DISCLOSURE SCHEDULE

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is made and entered into this 5th day of August, 1996, by and among NORRELL CORPORATION, a Georgia corporation ("Norrell"), N. ACQUISITION CORP., a Georgia corporation and wholly owned subsidiary of Norrell ("NAC"), AMERICAN TECHNICAL RESOURCES, INC., a Virginia corporation ("ATR"), and CHARLES F. PHILLIPS, RALPH L. LARY, III, GARY L. KILGORE, WILLIAM C. HOLMAN, and GEORGE G. LYTLE (collectively, the "Shareholders" and individually a "Shareholder"). Norrell, NAC, the Shareholders and ATR are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

A. The Boards of Directors of Norrell, NAC and ATR have approved as being in their respective best interests the merger of NAC with and into ATR (the "Merger"), pursuant to the Agreement and Plan of Merger set forth in Exhibit A (the "Merger Agreement") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the Commonwealth of Virginia and the State of Georgia.

B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) and Section 368(a)(2)(e) of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

                                1.  DEFINITIONS

     1.1 THE DEFINITIONS. For purposes of this Agreement and the Reorganization Documents, all capitalized terms used in this Agreement shall have the respective meanings set forth in the Appendix of Terms.

                                 2.  THE MERGER

     2.1    THE MERGER.

            (a) At the Effective Time (as defined in Section 2.2) and subject to the terms and conditions of this Agreement and the Merger Agreement, NAC shall be merged with and into ATR and the separate existence of NAC shall thereupon cease, all in accordance with the applicable provisions of the GBCC, the VSCA and the Merger Agreement.

            (b) ATR will be the surviving corporation in the Merger and will continue to be governed by the laws of the Commonwealth of Virginia, and the separate corporate existence of ATR and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the VSCA, will continue unaffected by the Merger.

            (c) The Merger will have the effects specified by the VSCA and the GBCC.

     2.2 EFFECTIVE TIME. As soon as practicable following fulfillment or waiver of the conditions specified in Article 7, the Constituent Corporation will cause Articles of Merger (the "Articles of Merger") to be filed with the office of the State Corporation Commission of the Commonwealth of Virginia as provided in Section 13.1720 of the VSCA and with the office of the Secretary of State of the State of Georgia pursuant to Section 1421105 of the GBCC, and will also cause to be filed pursuant to the VSCA and the GBCC such certificates of the officers of the Constituent Corporations and tax clearance certificates as are required to be filed with either of such offices. Subject to and in accordance with the laws of the State of Georgia and the Commonwealth of Virginia, the Merger will become effective at the date and time the Articles of Merger are filed with the office of the Secretary of the State of Georgia and with the office of the State Corporation Commission of the Commonwealth of Virginia or such later time or date as may be specified in the Articles of Merger (the "Effective Time"). Each of the Parties will use its best efforts
to cause the Merger to be consummated as soon as practicable    following the
fulfillment or waiver of the conditions specified in Article 7.

                          3. THE SURVIVING CORPORATION

     3.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of ATR as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

     3.2 BY-LAWS. The By-Laws of ATR as in effect immediately prior to the Effective Time shall be the ByLaws of the Surviving Corporation after the Effective Time.

     3.3 BOARD OF DIRECTORS AND OFFICERS. From and after the Effective Time, the board of directors and officers of ATR shall be comprised of the individuals specified in the Merger Agreement in each case until their successors shall have been duly elected and qualified.

                             4.  EXCHANGE OF SHARES

     4.1 EXCHANGE OF SHARES IN THE MERGER. Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of NAC or ATR:

            (a) each share of Common Stock, par value one cent ($.01) per share, of NAC (the "NAC Common Stock") owned by Norrell shall be converted into and become one share of Common Stock par value $1.00 per share of ATR from and after the Effective Time; and

            (b) each issued and outstanding share of ATR Common Stock shall be exchangeable for two hundred fifty (250) shares of validly issued, fully paid and nonassessable Norrell Common Stock, no par value, held by NAC immediately prior to the Effective Time. The consideration referred to in this
Section 4.1, is referred to as the "Merger Consideration." Schedule 4.1 sets forth the number of shares of Norrell Common Stock each Shareholder shall be entitled to receive in exchange for his shares of ATR Common Stock pursuant to the Merger.

     4.2    EXCHANGE OF STOCK CERTIFICATES.

            (a) On the Closing Date, Norrell, through NAC, shall make available to the Shareholders certificates representing shares of Norrell Common Stock required to effect the exchange referred to in Section 4.1(b), and the Shareholders shall exchange the shares of ATR Common Stock held by them for such Norrell Common Stock. Such shares of ATR Common Stock exchanged by the Shareholders will be cancelled.

            (b) If any certificate for shares of Norrell Common Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of ATR Common Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Norrell Common Stock in a name other than that of the registered holder of any such certificate surrendered.

     4.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ATR's counsel in McLean, Virginia, at the offices of Norrell's counsel in Atlanta, Georgia, or such other place as the Parties shall agree, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than August 12, 1996.

     4.4 DELIVERIES AT THE CLOSING. At the Closing, (a) the Shareholders will deliver to Norrell and NAC the various certificates, instruments, and documents referred to in Section 7.1; and (b) NAC and Norrell will deliver to the Shareholders the various certificates, instruments, and documents reffered to in Section 7.2.

         4.5 OTHER AGREEMENTS ENTERED AT CLOSING. At the Closing, (a) Norrell, ATR and Charles F. Phillips, Gary L. Kilgore and Ralph L. Lary III shall execute employment agreements (the "Employment Agreements"), each of which shall be substantially in the form of Exhibit B, with such additional terms and conditions as may be mutually agreed to by the respective parties thereto; and (b) each of Norrell and the Shareholders shall enter a Pledge and Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement, in order that, at the Effective Time, ten percent (10%) of the shares of Norrell Common Stock which the Shareholders are entitled to receive pursuant to Section 4.1 hereof shall be delivered on behalf of the Shareholders to the Escrow Agent.

             5.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders, jointly and severally, represent and warrant to Norrell and NAC that, except as set forth in the disclosure schedule attached and initialed by the Parties (the "ATR Disclosure Schedule"):

         5.1 ORGANIZATION, ETC. OF ATR. ATR is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified will not have a material adverse effect on ATR, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, and to enter into this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder. The copies of the Certificate of Incorporation of ATR and of the ByLaws of ATR (each as amended to date) which have been delivered to Norrell are complete and correct.

         5.2 CAPITAL STOCK. The ATR Disclosure Schedule sets forth as of the close of business on Closing Date, the authorized, issued and outstanding shares of all classes of capital stock of ATR, and all such shares are duly authorized, validly issued, fully paid and nonassessable, free and clear of any restrictions, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands and are owned beneficially and of record by the Shareholders in the respective amounts set forth in the ATR Disclosure Schedule. Since such date there has been no change in the authorized, issued and outstanding shares of any class of capital stock of ATR or in the number of securities convertible into or exercisable for any shares of capital stock of ATR. ATR has no other outstanding securities convertible into or exercisable for shares of capital stock of ATR of any kind, and no agreement, option, warrant, right or obligation exists for the issuance by ATR of any shares of ATR capital stock. There are no outstanding stock appreciation rights, phantom shares, profit participation, or other similar rights issued by ATR. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of ATR.

     5.3 AUTHORIZATION OF TRANSACTION. ATR has full power and authority (including full corporate power and authority) to execute and deliver the Reorganization Documents and to perform its obligations in all respects as required by the Reorganization Documents. The board of directors of ATR and the Shareholders have duly authorized the execution, delivery, and performance of the Reorganization Documents by ATR. The Reorganization Documents constitute valid and legally binding obligations of ATR, enforceable in accordance with their terms and conditions. Each Shareholder has full power and authority to execute and deliver the Reorganization Documents and to perform his obligations thereunder. The Reorganization Documents constitute the valid and legally binding obligation of each of the Shareholders, enforceable in accordance with their respective terms and conditions.

     5.4 NON-CONTRAVENTION. Neither the execution and the delivery of the Reorganization Documents, nor the consummation or performance of the transactions contemplated in the Reorganization Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ATR or a Shareholder is subject or any provision of the charter or bylaws of ATR, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ATR or a Shareholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither ATR nor any Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Reorganization Documents.

     5.5    NO SUBSIDIARIES; MINUTE BOOKS, ETC.

            (a) Other than as set forth on the ATR Disclosure Schedule, ATR has no Subsidiaries. ATR does not directly or indirectly or have any direct or indirect equity participation in any other corporation, partnership, trust, or other business association.

            (b) The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of ATR are correct and complete. ATR is not in default under or in violation of any provision of its charter or bylaws.

            (c) ATR has not been a Subsidiary or division of another corporation within two years prior to July 15, 1996. ATR does not have any investment in the common stock of Norrell. ATR has not changed the equity interest of its voting common stock, including by way of distributions to shareholders, or additional issuance, exchange or retirement of securities, in contemplation of effecting the Merger either within two years before July 15, 1996 or between such date and the date of this Agreement.

     5.6 BROKERS' FEES. The Shareholders and ATR have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Reorganization Documents.

     5.7 TITLE TO ASSETS. ATR has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. ATR has good and marketable title to all of the ATR Assets, free and clear of any Security Interest or restriction on transfer.

     5.8 FINANCIAL STATEMENTS. Attached as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended March 31, 1994, March 31, 1995 and March 31, 1996 (the "Most Recent Fiscal Year End") for ATR; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three (3) months ended June 30, 1996 (the "Most Recent Fiscal Month End") for ATR. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of ATR as of such dates and the results of operations of ATR for such periods, are correct and complete, and are consistent with the books and records of ATR (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal yearend adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. As of the dates of the Financial Statements, ATR did not have any material liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully accrued or reserved against in the Financial Statements in accordance with GAAP. The Financial Statements do not contain any items of special or nonrecurring income, or other income not earned in the Ordinary Course of Business, individually in excess of $1,000 and in the aggregate in excess of $10,000. ATR has not engaged in any transaction, maintained any bank account, or used any of the funds of ATR, except fortransactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of ATR. The books, records, and accounts of ATR accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of ATR.

         5.9 EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change, singly or in the aggregate, in the business, financial condition, operations, results of operations, liabilities, assets, earnings, or future prospects of ATR nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year
End:

            (a) ATR has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (b) ATR has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $250,000 in the last 12 months or expected to exceed $250,000 in the current fiscal year, or outside the Ordinary Course of Business or where a Shareholder, officer, director, employee or any Affiliate is a party or has an interest;

            (c) ATR has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which ATR is a party or by which it is bound;

            (d) ATR has not imposed any Security Interest upon any of its assets, tangible or intangible;

            (e) ATR has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

            (f) ATR has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

            (g) ATR has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness or capitalized lease obligations either involving more than $5,000 singly or $25,000 in the aggregate or incurred any obligation or Liability of any nature except in the Ordinary Course of Business;

            (h) ATR has not delayed or postponed the payment of accounts payable and other Liabilities other than in the Ordinary Course of Business;

            (i) ATR has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $3,000 or outside the Ordinary Course of Business;

            (j) ATR has not granted disposed of, or allowed to lapse any license or sublicense of any rights under or with respect to any of its Intellectual Property;

            (k) There has been no change made or authorized in the charter or bylaws of any of ATR;

            (l) ATR has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (m) ATR has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (n) ATR has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets;

            (o) ATR has not made any loan or payment to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business or with any Shareholder or Affiliate of a Shareholder in any event;

            (p) ATR has not entered into any employment contract, written or oral, or modified the terms of any existing such contract or agreement, or made any change in employment terms for any of its directors, officers, and employees, except in the Ordinary Course of Business;

            (q) ATR has not entered into any collective bargaining agreement or experienced any organized slowdown, work interruption, strike or work stoppage;

            (r) ATR has not granted any increase in the base compensation of anyof its directors, officers, and employees outside the Ordinary Course of Business;

            (s) ATR has not adopted, amended, modified or terminated any bonus, profitsharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (t) ATR has not made or pledged to make any charitable or other contribution outside the Ordinary Course of Business or in excess of $3,000;

            (u) ATR has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses ATR has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) other than those paid and incurred in the Ordinary Course of Business;

            (v) There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving ATR;

            (w) ATR has not made any material change in any method of accounting, or accounting principle, practice or policy; and

            (x)     ATR has not committed to any of the foregoing.

     5.10 UNDISCLOSED LIABILITIES. ATR has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and(iii) Liabilities listed in Section 5.10 of the ATR Disclosure Schedule.

     5.11 LEGAL COMPLIANCE. ATR, its predecessors and Affiliates has compiled with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or threatened against it alleging any failure so to comply, and there is no Basis for any such action.

     5.12        TAX MATTERS.

            (a) ATR has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by ATR (whether or not shown on any Tax Return) have been paid. ATR currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ATR does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of ATR's Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) ATR has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including without limitation, withholding of Taxes pursuant to Section 1441 or 1442 of the Code.

            (c) No Shareholder or director or officer (or employee responsible for Tax matters) of ATR expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of ATR either (a) claimed or raised by any authority in writing or (b) as to which any of the Shareholders and the directors and officers (and employees responsible for Tax matters) of ATR has Knowledge. Section of the ATR Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to ATR for taxable periods ended on or after December 31, 1989, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. ATR has delivered to Norrell correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ATR since December 31, 1989.

            (d) ATR has not waived any statute of limitations in respect of Taxes or granted any comparable consent or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) The unpaid Taxes of ATR (a) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ATR in filing their Tax Returns.

            (f)  ATR has not filed (and will not file prior to the Effective
Time) a consent under Code Section 341(f) concerning collapsible corporations, nor has it agreed to have Section 341(f)(2) of the Code apply to any disposition of any subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ATR. ATR has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. ATR has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). ATR has disclosed on its federal income Tax Returns all positions taken that could give rise to an understatement of federal income Tax within the meaning of Code
Section 6662. ATR is not a party to any Tax allocation or sharing agreement. ATR (a) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was ATR) or (b) has any Liability for the Taxes of any Person other than ATR) under Treas. Reg. Section 1.15026 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     5.13   REAL PROPERTY.

            (a)   ATR does not own any real property.

            (b) Section of the ATR Disclosure Schedule lists and describes briefly all real property leased or subleased by or to ATR. ATR has delivered to Norrell correct and complete copies of the leases and subleases (as amended to date) listed in Section of the ATR Disclosure Schedule. With respect to each lease and sublease listed in Section of the ATR Disclosure Schedule as to ATR and to the Knowledge of ATR, the Shareholders, its officers or directors, as to any other party:

                 (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by the Reorganization Documents;

                 (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
                 (iv) no party to the lease or sublease has repudiated any provision thereof;

                 (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                 (vii) ATR has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (viii) all facilities leased or subleased thereunder have been and are being operated and maintained in accordance with applicable laws, rules, and regulations; and

                 (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     5.14        INTELLECTUAL PROPERTY.

            (a) ATR owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of ATR as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by ATR immediately prior to the Closing hereunder will be owned or available for use by ATR. ATR has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (b) ATR has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR has ever received, or has Knowledge of, any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that ATR must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of ATR and.

            (c) Section 5.14(c) of the ATR Disclosure Schedule identifies each patent or registration which has been issued to ATR with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which ATR has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which ATR has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). ATR has delivered to Norrell correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Norrell correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section of the ATR Disclosure Schedule also identifies each trade name or unregistered trademark used by ATR in connection with any of its businesses and any address at which each name or mark was used. With respect to each item of Intellectual Property required to be identified in Section of the ATR Disclosure Schedule:

                  (i) ATR possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the

Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) ATR has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (d) Section of the ATR Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that ATR uses and no Intellectual Property of a third party is used except pursuant to license, sublicense, agreement, or permission. ATR has delivered to Norrell correct and complete copies of any licenses, sublicenses, agreements, and permissions(as amended to date). With respect to each item of Intellectual Property required to be identified in Section of the ATR Disclosure Schedule:

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
                 (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by the Reorganization Documents;

                (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth in subsections(i) through(iv) above are true and correct with respect to the underlying license;

                 (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (viii) ATR has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 (e) To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR, ATR will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of ATR's business as presently conducted and as presently proposed to be conducted.

                 (f) None of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of ATR has any Knowledge of any new products, inventions, procedures, services, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product, service, or process of ATR.

         5.15 TANGIBLE ASSETS. ATR owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. Section of the ATR Disclosure Schedule lists all Vehicles, Equipment and Furniture and Fixtures owned, leased or used in ATR's business.

         5.16 CONTRACTS. Section of the ATR Disclosure Schedule lists the following contracts and other agreements to which ATR is a party:

                 (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                 (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or cannot be terminated on 30 day notice, or which is expected to result in a loss to ATR, or involves consideration in excess of $25,000;

                 (c) any agreement concerning a partnership or joint venture; any distribution, dealer, representative, agent, franchise, commission or other sales agreement;

                 (d) any agreement (or group of related agreements) under which ATR has created, incurred, assumed, or guaranteed any indebtedness, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (e) any agreement concerning confidentiality, non solicitation or noncompetition;

                 (f) any agreement involving any of the Shareholders and their Affiliates;

                 (g) any profit sharing, phantom stock, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (h) any collective bargaining agreement;

                 (i) any agreement for the employment of any individual on a fulltime, parttime, consulting, or other basis providing annual compensation in excess of $100,000 in the prior 12 months or expected to exceed $100,000 in the current fiscal year, or providing severance benefits other than in the Ordinary Course of Business;

                 (j) any agreement under which ATR has advanced or loaned any amount to any of its directors, officers, and employees or any of their Affiliates;

                 (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of ATR(it being agreed that in the case of a monetary effect, the same will be deemed material if in excess of $250,000);

                 (l) any agreement or commitment for any charitable or political contribution;

                 (m) any agreement not in the Ordinary Course of Business; and

                 (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

ATR has delivered to Norrell a correct and complete copy of each written agreement listed in Section of the ATR Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section of the ATR Disclosure Schedule. With respect to each such agreement as to ATR, and to the Knowledge of ATR, any officer, director or Shareholder, as to any other Person: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated in the Reorganization Documents; (c) no Person is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and
(d) no Person has repudiated any provision of the agreement.

         5.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of ATR are reflected properly on the books and records, are valid receivables for sales actually made or services actually rendered in the Ordinary Course of Business, subject to no defenses, setoffs, or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts in the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of ATR.

         5.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of ATR.

         5.19 INSURANCE. Section of the ATR Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which ATR has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                 (a)  the name, address, and telephone number of the agent;

                 (b) the name of the insurer, the name of the policy holder, and the name of each covered insured;

                 (c)  the policy number and the period of coverage;

                 (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions in the Reorganization Documents; (iii) neither ATR nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Section of the ATR Disclosure Schedule describes any self-insurance arrangements affecting ATR.

         5.20 LITIGATION. Section of the ATR Disclosure Schedule sets forth each instance in which ATR (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of ATR, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section of the ATR Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of ATR. None of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of ATR has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against ATR.

         5.21 PRODUCT AND SERVICE WARRANTY. Each product manufactured, sold, leased, or delivered or service provided by ATR has been in conformity with all applicable contractual commitments and all express and implied warranties, and ATR has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product or service warranty claims in the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of ATR. No product manufactured, sold, leased, or delivered or service provided by ATR is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions. Section of the ATR Disclosure Schedule includes a copy of the standard terms and conditions for ATR containing applicable guaranty, warranty, and indemnity provisions.

         5.22 PRODUCT LIABILITY. ATR has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by ATR.

         5.23 EMPLOYEES.

                 (a) To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of ATR, no executive, key employee, or group of employees has any plans to terminate employment with ATR. ATR is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. ATR has not committed or been charged or threatened with a charge in the last three (3) years of any unfair labor practice. None of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of ATR has any Knowledge of any organizational effort presently being made or threatened in the last three (3) years by or on behalf of any labor union with respect to employees of ATR. Section of the ATR Disclosure Schedule is a complete list of all employees and consultants receiving wages from ATR for the one month ended on Most Recent Month End.

                 (b) ATR is in compliance with all applicable federal, state, local and foreign laws and regulations concerning the employeremployee relationship and with all agreements relating to the employment of their employees, including applicable wage and hour laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws, and social security laws. There areno pending or threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning:
wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively "Labor Claims"). ATR is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. There is no outstanding agreement or arrangement with respect to severance payments with respect to any employee of ATR.

         5.24 EMPLOYEE BENEFITS.

                 (a) Section of the ATR Disclosure Schedule lists each Employee Benefit Plan that ATR maintains or to which ATR contributes.

                 (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                 (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC1's, and Summary Plan Descriptions) have been filed or distributed with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan (including an Employee Pension Benefit Plan) and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Plan (including Employee Pension Benefit Plan) or accrued in accordance with the past custom and practice of ATR. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan (including an Employee Welfare Benefit Plan).

                 (e) Each such Employee Benefit Plan which is classified as a qualified plan (including an Employee Pension Benefit Plan) meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.
                 (f) The market value of assets under each such Employee Benefit Plan (including an Employee Pension Benefit Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Benefit Plan (including an Employee Pension Benefit Plan terminating on the date for determination.

                 (g) ATR has delivered to Norrell correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (h) With respect to each Employee Benefit Plan that ATR and the Controlled Group of Corporations which includes ATR maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                          (i)     No such Employee Benefit Plan which is an
Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of ATR, threatened.

                          (ii)   There have been no Prohibited Transactions
with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the

Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of ATR, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of ATR has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (iii)  ATR has not incurred, and none of the
Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of ATR has any reason to expect that any of ATR will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan.

                 (i) ATR and any other members of the Controlled Group of Corporations that includes ATR do not contribute to, have never contributed to, and never have been required to contribute to any Multiemployer Plan, and none has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (j) ATR does not maintain or contribute nor has it ever maintained or contributed or been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfaretype benefits for current or future retired or terminated employees, their spouses, or their dependents other than in accordance with the continuation of coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA, all of which have been complied with in all material respects.

         5.25 GUARANTIES. ATR is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         5.26   ENVIRONMENT, HEALTH, AND SAFETY.

                 (a) ATR, its predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, ATR, and its predecessors and Affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (b) ATR has no Liability (and none of ATR, and its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against ATR giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (c) All properties and equipment used in the business of ATR and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         5.27 CERTAIN BUSINESS RELATIONSHIPS WITH ATR. None of the Shareholders and their Affiliates has been involved in any business arrangement, contract, agreement or relationship with ATR within the past twelve (12) months or received any payments or benefits from ATR, and none of the Shareholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of ATR.

         5.28 ADEQUACY OF ATR'S ASSETS. ATR's Assets include all rights, properties, and assets necessary to permit ATR to carry on its business as presently conducted and presently proposed to be conducted.

         5.29 DISTRIBUTIONS TO SHAREHOLDERS. During the two (2) years prior to the date of this Agreement, ATR has not disposed of, split off, or spun off or otherwise distributed to the Shareholders or any other shareholder of ATR any material assets, divisions or businesses of ATR.

         5.30 DISCLOSURE. No representation or warranty of the Shareholders in this Agreement or in any statement, certificate or Schedule furnished by the Shareholders, or in connection with the transactions contemplated hereby, contains any untrue statement of fact or omits to state any fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, certificates and Schedules are true and complete. Nothing in the ATR Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the ATR Disclosure Schedule identifies the exception with reasonable particularly and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty has to do with the existence of the document or other item itself. The ATR Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 5.

             6.  REPRESENTATIONS AND WARRANTIES OF NORRELL AND NAC

     Norrell and NAC, jointly and severally, represent and warrant to the Shareholders that except as set forth in Norrell Disclosure Schedule attached and initialed by the Parties (the "Norrell Disclosure Schedule"):

     6.1 ORGANIZATION. Each of Norrell and NAC is a corporation duly organized,validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     6.2 AUTHORIZATION OF TRANSACTION. Each of Norrell and NAC has full power and authority (including full corporate power and authority) to execute and deliver the Reorganization Documents and to perform its respective obligations thereunder. The Reorganization Documents constitute the valid and legally binding obligations of Norrell and NAC, respectively, enforceable in accordance with their terms and conditions.

     6.3 NON-CONTRAVENTION. Neither the execution and the delivery of the Reorganization Documents, nor the consummation of the transactions contemplated in the Reorganization Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Norrell or NAC is subject or any provision of either of their respective charters or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Norrell or NAC is a party or by which either is bound or to which any of its respective assets is subject. Neither Norrell nor NAC needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Reorganization Documents.

     6.4 BROKERS' FEES. Neither Norrell nor NAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

     6.5 NORRELL COMMON STOCK. NAC is the holder of record and owns beneficially one million (1,000,000) shares of the issued and outstanding shares of the no par value common stock of Norrell. All such shares were duly authorized and are validly issued, fully paid and nonassessable.

     6.6 PUBLIC INFORMATION. Norrell has delivered to ATR a true and correct copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended October 29, 1995, together with comparable information relating to the fiscal year ended October 30,

1994, together with accompanying notes, all as certified by Arthur Andersen
& Co., the independent certified public accountants for Norrell. In addition, Norrell has delivered to ATR true and correct copies of its annual report to shareholders with respect to the fiscal year ended October 31, 1995, a proxy statement relating to the 1995 annual meeting of shareholders, and copies of its quarterly reports (which include unaudited quarterly financial statements) as filed with the SEC on Form 10Q for the periods ended January 31, 1996, and April 30, 1996.

     6.7 NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the business or financial condition of Norrell since April 30, 1996.

     6.8 DISCLOSURE. No representation or warranty of Norrell or NAC in this Agreement or in any statement, certificate or Schedule furnished by them, or in connection with the transactions contemplated hereby, contains any untrue statement of fact or omits to state any fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, certificates and Schedules are true and complete. Nothing in the Norrell Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Norrell Disclosure
Schedule identifies the exception with reasonable particularly and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty has to do with the existence of the document or other item itself. The Norrell Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 6.

                    7.  CONDITIONS TO OBLIGATION TO CLOSE

     7.1 CONDITIONS TO OBLIGATION OF NORRELL AND NAC. The obligation of Norrell to consummate the transactions to be performed by it in connection with the Merger is subject to satisfaction of the following conditions:

                 (a)      the representations and warranties set forth in
Article 5 shall be true and correct in all material respects at and as of the Closing;

                 (b) the Shareholders and ATR shall have performed and complied with all of their covenants and agreements in all material respects through the Closing;

                 (c) no action, suit, or proceeding shall be pending before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction in which an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Norrell to own ATR, to operate the business of ATR (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (d) the Shareholders of ATR shall have approved the Merger in accordance with the VSCA and all of the Shareholders shall have consented to the Merger or shall have agreed in writing to waive any dissenters' rights with respect to the Merger;

                 (e) the Shareholders shall have delivered to Norrell a certificate to the effect that each of the conditions specified in Section 7.1
(a) - (d) is satisfied in all respects;

                 (f) ATR, NAC and Norrell shall have received all authorizations, consents, and approvals of governments and governmental agencies that may be required;

                 (g) ATR shall have entered into the Merger Agreement in substantially the form of Exhibit A and related Articles of Merger required by the VSCA and GBCC, and the same shall be in full force and effect;

                 (h) Norrell shall have received from counsel to the Shareholders an opinion addressed to Norrell and dated as of the Closing Date, in substantially the form of Exhibit E;

                 (i) Norrell shall have received the resignations, effective as of the Effective Time, of each director and officer of ATR, except for the officers and directors listed in the Merger Agreement;

                 (j) (i) each of Charles F. Phillips, Gary L. Kilgore and Ralph L. Lary, III shall have executed and delivered to Norrell an Employment Agreement; (ii) the Shareholders and Escrow Agent shall have executed and delivered the Pledge and Escrow Agreement; and (iii) the Shareholders shall have executed and delivered the Registration Rights Agreement.

                 (k) all intercompany, Shareholder and their Affiliates loans or advances from ATR shall have been repaid on or before the Effective Date and any agreements, arrangements or underlying (other than those contemplated by the Reorganization Documents) shall have been cancelled, terminated or otherwise discontinued without cost or expense to ATR;

                 (l) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to NAC and Norrell;

                 (m) the Shareholders shall have delivered to Norrell their respective certificates for ATR Common Stock together with duly executed powers ofattorney or stock powers.

Norrell may waive any condition specified in this Section if it executes a writing so stating at or prior to the Closing.

     7.2 CONDITIONS TO OBLIGATION OF ATR AND THE SHAREHOLDERS. The obligation of ATR and the Shareholders to consummate the transactions to be performed by them in connection with the Merger is subject to satisfaction of the following conditions:

                 (a)      the representations and warranties set forth in
Article 6 above shall be true and correct in all material respects at and as of the Closing;

                 (b) Norrell and NAC shall have performed and complied with all of their covenants and agreements in all material respects through the Closing;

                 (c) no action, suit, or proceeding shall be pending before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (d) Norrell shall have delivered to ATR a certificate to the effect that each of the conditions specified in Section (a)-(c) is satisfied in all respects;

                 (e) ATR, NAC and Norrell shall have received all authorizations, consents, and approvals of governments and governmental agencies that may be required;

                 (f) NAC shall have entered into the Merger Agreement in substantially the form of Exhibit A and related Articles of Merger required by the VSCA and GBCC, and the same shall be in full force and effect;

                 (g) the Shareholders shall have received from counsel to Norrell an opinion substantially in the form of Exhibit G and dated as of the Closing Date;

                 (h) (i) Norrell shall have executed and delivered with each of Charles F. Phillips, Gary L. Kilgore and Ralph L. Lary, III an Employment Agreement; (ii) Norrell and the Escrow Agent shall have executed and delivered the Pledge and Escrow Agreement; and (iii) Norrell shall have executed and delivered the Registration Rights Agreement.

                 (i) all actions to be taken by Norrell and NAC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments,and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to ATR; and

                 (j) NAC shall deliver the Norrell Common Stock into which the Shareholders' shares of ATR Common Stock are exchangeable pursuant to
Section 4.1 and the Merger.

The Shareholders and ATR may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

                           8.  POST-CLOSING COVENANTS

     The Parties agree with respect to the period following the Closing:

        8.1 ADDITIONAL DOCUMENTS. The Parties will at any time before, at or after the Effective Time, sign, execute and deliver, or to the extent within their control, cause others to do so, all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts or things as may be necessary or proper to carry out the transactions contemplated by this Agreement.

        8.2 LITIGATION SUPPORT. In the event and for so long as ATR or Norrell actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Reorganization Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing involving ATR, each of the Shareholders will cooperate with Norrell and ATR and their counsel in the contest or defense, and provide such testimony and access to their books and records as shall be necessary in connection with, the contest or defense.

        8.3 TRANSITION. None of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee, temporary employee, consultant employee or other business associate of ATR from maintaining the same business relationships with ATR after the Effective Time as it maintained with ATR prior to the Effective Time. Each of the Shareholders will refer all customer inquiries relating to the business of ATR to ATR from and after the Effective Time. Each Party shall deliver to the other (within one (1) business day of receipt) any money or document they receive that belongs to the other.

        8.4 CONFIDENTIALITY. Each of the Shareholders will treat and hold as confidential all of the Confidential Information, refrain from using or disclosing any of the Confidential Information except in connection with this Agreement, and deliver promptly to ATR or destroy, at the request and option of ATR all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that any of the Shareholders is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Shareholder will notify ATR promptly of the request or requirement so that ATR may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his reasonable efforts to obtain, at the reasonable request of ATR, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as ATR shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

        8.5 COVENANT NOT TO COMPETE. For a period of four (4) years from and after the Closing Date, each Shareholder agrees, severally, that he will not within the Geographic Territory (i) engage, directly or indirectly, in any business that ATR conducts as of the Closing; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses;
(ii) within the Geographic Territory solicit or attempt to solicit, directly or indirectly, any customer of ATR for the purpose of providing any service competitive with ATR; or (iii) solicit or employ or attempt to solicit or hire away or employ any employee of ATR. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Shareholders and Norrell agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

        8.6    NO DISPOSITION OF SHARES; POOLING OF INTERESTS.  Each
Shareholder represents and warrants to Norrell that he has no present intention or plan or design to dispose of the shares of Norrell Common Stock that he will receive pursuant to the Merger. Further, each of the Shareholders hereby covenants and agrees with Norrell that he will not sell, convey or otherwise transfer any shares of Norrell Common Stock distributed to such Shareholder pursuant to the Merger until the expiration of not less than one (1) month following the release by Norrell of consolidated financial statements of Norrell (including ATR) to the public that reflect at least one (1) month of joint operations of Norrell and ATR. Norrell may impose stop transfer restrictions with respect to the Norrell Common Stock subject to the foregoing restriction until the end of the period set forth herein.
Each Party hereto agrees to take such further action or actions and to execute such other documents, agreements, certificates or instruments as may be necessary or desirable to maintain pooling of interests accounting treatment of the transactions contemplated by this Agreement and the Merger Agreement following the Effective Time in accordance with all applicable financial accounting standards. Nothing in this Section shall prohibit a Shareholder from transferring his shares of Norrell Common Stock under the Registration Rights Agreement or Rule 144 under the Securities Act.

        8.7 BENEFIT PLANS. Norrell agrees that following the Closing, all employees of ATR will receive up to one year's service credit for all benefit plans of Norrell (including the stock purchase plan and the profit sharing plan with a 401(k) feature), and after one year the Shareholders who become employees and other ATR employees will be considered for options grants consistent with similarly situated Norrell employees.

                  9.  REMEDIES FOR BREACHES OF THIS AGREEMENT

        9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Norrell and the Shareholders contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect (i) with respect to the representations and warranties in Sections 5.1 through and including Section 5.5, for the period of the applicable statute of limitations and (ii) with respect to all other representations and warranties until the date of issuance of the first audited consolidated financial statements for Norrell and its subsidiaries which contain combined operations of ATR and Norrell.

        9.2    INDEMNIFICATION PROVISIONS FOR BENEFIT OF NORRELL.

             (a) In the event any of the Shareholders is in breach of any of their representations or warranties contained in this Agreement or in any of the other Reorganization Documents, and, provided that Norrell makes a written claim for indemnification against any of the Shareholders within the applicable survival period of such representation or warranty under Section 9.1, then the Shareholders severally agree to indemnify Norrell from and against the entirety of any Adverse Consequences Norrell or ATR may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of such representation or warranty.

        Notwithstanding the foregoing, the Shareholders shall have no liability under this Section 9.2(a) until the aggregate of claims for which the Shareholders may be liable under this Section 9.2(a) exceeds $25,000 per occurrence and $250,000 in the aggregate, nor shall the Shareholders have liability under this Section 9.2(a) in excess of $2,500,000.

                (b) The Shareholders severally agree to indemnify Norrell and ATR from and against the entirety of any Adverse Consequences Norrell or ATR may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach of any covenant or agreement of a Shareholder in this Agreement or in any of the other Reorganization Documents.

                (c) In determining the several liability of the Shareholders, each Shareholder shall be liable for his pro rata share of the Adverse Consequences based on the number of shares of ATR Common Stock owned by such Shareholder set forth on Schedule 4.1 relative to the total number of shares of ATR Common Stock owned by all the Shareholders as set forth on
Schedule 4.1.

        9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDERS. In the event Norrell is in breach (or in the event any third party alleges facts that, if true, would mean Norrell is in breach) of any of its representations, warranties, covenants and agreements contained in this Agreement and in the Registration Rights Agreement, and, provided that the Shareholders make a written claim for indemnification against Norrell within the applicable survival period under Section 9.1 with respect to any claim based on breach or alleged breach of a representation or warranty, then Norrell agrees to indemnify the Shareholders from and against the entirety of any Adverse Consequences the Shareholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     9.4       THIRD PARTY CLAIMS.

                 (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                 (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party hasgiven notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party

Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim, (A) the Indemnified Party may retain separate cocounsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                (iv)     In the event any of the conditions in Subparagraph
(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent.

     9.5 NATURE OF INDEMNIFICATION. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Shareholders agrees that he will not make any claim for indemnification against Norrell by reason of the fact that he was a director, officer, employee, or agent of ATR or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another Person (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, orotherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Norrell against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                            10.    MISCELLANEOUS

         10.1 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.2 ENTIRE AGREEMENT. This Agreement and the other Reorganization Documents (including the documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.3 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Norrell may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Norrell nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Shareholders:

              Charles F. Phillips
              11828 Quince Mill Drive
              North Potomac, MD 20878

                        Ralph L. Lary, III
                        13513 River Road
                        Potomac, MD 20854

                        Gary L. Kilgore
                        103 Cameron Mews
                        Alexandria, VA 22314

                        William C. Holman
                        c/o ATRI
                        1651 Old Meadow Road
                        6th Floor
                        McLean, VA 22102-4308

                        George G. Lytle
                        421 Carona Place
                        Silver Spring, MD 20905

     Copy to:

                        Hugh A. M. Shafer, Jr.
                        8351 Greensboro Drive
                        McLean, Virginia 22102

     If to Norrell:

                        Norrell Corporation
                        3535 Piedmont Road, N.E.
                        Atlanta, GA 30305
                        Attn:  President
                        Phone: (404) 240-3135
                        Fax:  (404) 240-3029

     Copy to:

                        Norrell Corporation
                        3535 Piedmont Road, N.E.
                        Atlanta, GA 30305
                        Attn:  General Counsel
                        Phone: (404) 240-3158     Fax: (404) 240-3312

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

         10.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Norrell and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.10 EXPENSES. Each of Norrell, ATR, and the Shareholders will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. ATR agrees that it has not and will not bear any of the costs and expenses of the Shareholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby, except that ATR will pay any due diligence costs of ATR and the Shareholders of up to $100,000 in amount. ATR also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of ATR and the Shareholders (including any of their legal and accounting fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         10.11 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References to the singular shall include the plurals and vice versa.

         10.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Appendix of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         10.14 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by any statute or otherwise.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                        NORRELL CORPORATION


                                        By:  /s/ Mark H. Hain
                                           ----------------------------------

                                        Title:  V.P.
                                             --------------------------------

                                        N. ACQUISITION CORP.


                                        By:  /s/ Mark H. Hain
                                           ----------------------------------

                                        Title: V.P.
                                               -------------------------------


                               ES, INC. AMERICAN TECHNICAL RESOURCES, INC.


                                        By:/s/ Charles F. Phillips
                                           ----------------------------------

                                        Title: President
                                               ------------------------------


                                        SHAREHOLDERS

                                        By: /s/ Charles F. Phillips
                                           ----------------------------------
                                        Charles F. Phillips

                                        By: /s/ Ralph L. Lary, III
                                            ----------------------------------
                                        Ralph L. Lary, III

                                        By: /s/ Gary L. Kilgore
                                            ----------------------------------
                                        Gary L. Kilgore

                                        By: /s/ William C. Holman
                                            ----------------------------------
                                        William C. Holman

                                        By: /s/ George G. Lytle
                                            ----------------------------------
                                        George G. Lytle